Exhibit 4.10

SRCB (Shenzhen Rural Commercial Bank)

Bank Facility Agreement

Contract No.:

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Parties to the Contract:

Credit Provider (Lender):

Legal Representative/Principal:

Credit Applicant (Borrower):

Legal Representative/Principal:

Guarantor (Surety):

Legal Representative/Principal: /

Guarantor (Mortgagor):

Legal Representative/Principal:

The credit provider, credit applicant, and guarantor, in accordance with the relevant laws and regulations of the People’s Republic of China and the People’s Bank of China’s interest rate provisions, have reached this contract with mutual consent through full negotiation, based on the principles of equality and voluntariness.

This credit line contract is executed in six copies. The credit provider holds two copies, and the credit applicant, guarantor, and the mortgage (pledge) registration authority each hold one copy. The contract number is______, and all copies have the same legal effect.

Credit Line Provisions

Article 1 Credit Line

The credit provider provides the credit applicant with a credit line of RMB , and the credit line period is____years, from____, to ______.

Article 2 The credit line under this contract can be used for the following type of businesses (multiple choices are available):

I. Loans

II. Discount of Commercial Acceptance Bills

III. Discount of Banker’s Acceptance Bills

IV. Acceptance of Banker’s Acceptance Bills

V. Issuance of Guarantee Letters

VI. Others________

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 3 The credit line of this contract adopts the following utilization method:

I. Revolving

II. Non-revolving

III. Otherwise agreed

Article 4 The guarantee of this contract adopts the following methods (multiple selections are available):

I. Credit guarantee, under which the credit applicant is not required to provide any collateral;

II. The obligations of the credit applicant under this contract are guaranteed by_____as the surety, providing a maximum amount joint liability guarantee;

III. The obligations of the credit applicant under this contract are are secured by a mortgage over property legally owned and disposable by_____as detailed in the “Mortgaged Property List,”, providing maximum amount mortgage guarantee;

IV. The obligations of the credit applicant under this contract are are secured by a pledge of property (or rights) legally owned and disposable by_____, providing maximum amount pledge guarantee;

V. Other guarantee methods_____

Article 5 Disputes that cannot be through negotiation between the parties shall be resolved by adopting the following method:

I. File a lawsuit with the People’s Court located in the jurisdiction of the credit provider..

II. Apply for arbitration to_____ Arbitration Commission, whose ruling shall be final and binding on all parties, in accordance with the arbitration rules then in effect.

Article 6 In the event of any inconsistency between other clauses of this contract and this article, this article shall prevail.

1．A sub-credit line is established under the credit line:

●	Sub-credit line 1: A non-revolving loan sub-credit line of RMB ___, with a term of three years.

●	It shall carry a floating interest rate, calculated as the one-year LPR plus 105 basis points.

●	Interest shall be paid monthly, and the principal shall be repaid in fixed monthly installments of 0.1% of the disbursed amount starting from the disbursement date.

●	The remaining balance shall be repaid in full upon maturity.

●	The loan proceeds are designated to supplement working capital.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

2．The monthly operating income of the credit applicant and its affiliates must not be less than RMB__ , and must be deposited into the creditor’s designated account for settlement purposes. Other payments may only be made after ensuring that the loan principal and interest have been fully paid. If the above conditions are not met, the creditor shall have the right to increase the loan interest rate by 50% from the date of disbursement, recover the loan in advance, and terminate the credit line.

3．The maximum amount of the guaranteed creditor’s rights under this contract is RMB .

Article 7 All debts under this contract

All debts under this contract refer to all amounts owed by the applicant for credit to the creditor, including the loan principal, interest, overdue interest, compound interest, liquidated damages, damages, expenses incurred by the creditor to realize the loan claims under this contract, expenses for the preservation of the guaranteed property, and expenses for the enforcement of security interests (including but not limited to legal fees, arbitration fees, preservation fees, travel expenses, enforcement fees, appraisal fees, auction fees, audit fees, inquiry fees, notarization fees, service fees, announcement fees and lawyer fees), all losses caused to the creditor by the applicant’ breach of contract, all other payable expenses, all expenses and losses arising from the guaranteed claims, and any amounts advanced by the creditor on behalf of the applicant.

If the applicant for credit fails to repay the loan on time , overdue interest shall be charged on the overdue principal from the date of default at an overdue loan interest rate, which is 50% higher than the current applicable loan interest rate. For any unpaid interest, compound interest shall be calculated from the date of default at a rate 50% higher than the current applicable loan interest rate.

For the face amount of a bank acceptance bill, from the discount due date to the settlement date, overdue interest shall be charged on the discounted amount at the overdue loan interest rate, which is 50% higher than the applicable discount interest rate.

For the face amount of a commercial acceptance bill, from the due date of the discount period to the settlement date, overdue interest shall be charged at an annual interest rate of //% (fixed interest rate).

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

If the applicant for credit fails to fully pay the bill amount on the due date of a bank acceptance bill, the creditor has the right to make an advance payment directly in accordance with this contract. Such advance payment shall be credited to the margin account or settlement account opened by the applicant for credit with the creditor and shall be managed accordingly. Overdue interest on the advance payment shall be charged in accordance with the relevant regulations of the People’s Bank of China and the creditor’s internal policies on overdue loans, at a fixed annual interest rate of 18% (simple interest).

If the creditor is required to make an advance payment for compensation due to the fulfilling the guarantee obligations or other liabilities arising from a letter of guarantee, the creditor may do so directly under this contract. The advance payment shall be deposited into the current settlement account opened by the applicant for credit with the creditor (account number: //). Overdue interest on such advance payment shall be charged in accordance with the loan management regulations of the People’s Bank of China and the creditor’s policies, at a fixed annual interest rate of //% ( simple interest).

Credit Line Clause

Article 8 The credit line refers to the maximum limit of various types of businesses that the creditor can provide to the applicant for credit, including domestic and foreign currency loans, trade financing, discounts, letters of guarantee, etc., after comprehensively evaluating the creditworthiness, financial status, and operation and management of the applicant for credit.

Article 9 At any time, the sum of all credit balances under this credit line shall not exceed the credit line. The credit balance of a single type of business shall not exceed the specific limit agreed for that type of business. The cumulative utilized amounts of non- revolving credit lines shall not exceed the maximum limit of non-revolving credit lines.

Article 10 The credit period refers to the effective period during the creditor provides the credit line to the applicant for credit. The applicant must utilize the credit line within this period. The maturity date of any single credit drawdown shall not exceed the end date of the credit period. After the expiration of the credit period, the credit line shall automatically terminate.

Article 11 The applicant for credit must apply for the use of the credit line and provide relevant materials as required by the creditor. Upon approval by the creditor, it the applicant shall sign the “Loan Receipt” and “Loan Contract” with the creditor, after which the creditor will proceed with the disbursement procedures.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 12 The creditor has the right to charge the applicant for credit an unused credit line fee. The annual rate of the unused credit line fee for this contract is ______%. Select the following______charging method (this clause is not applicable if the applicant for credit is a small -and-micro enterprise):

I. Calculated daily and charged to the applicant for credit monthly (on the repayment date). The daily unused credit line fee = the unused credit line amount on that day × the annual rate / 360;

II. Charged once based on the actually unused credit line amount at the charging time. The unused credit line fee = the unused credit line amount × the remaining days of the credit period × the annual rate / 360;

III. Otherwise agreed.

Article 13 If the credit line is used for non-loan businesses, the parties may enter into specific business contracts or agreements separately.

Clause on the Maximum-Amount Guarantee

Article 14 Guarantee Provisions

(1) The creditor is the obligee and the holder of security interests, and its security interests include mortgage rights, pledge rights, and other security interests. Sureties, mortgagors, pledgers, and providers of other guarantee methods are collectively referred to as guarantors. Mortgaged properties, pledged properties, and other guaranteed properties and rights are collectively referred to as guaranteed properties. For detailed guarantee information, please refer to Article 4 of this contract and the list of guaranteed properties attached to this contract.

(2) The scope of guarantee: All debts under this contract, as detailed in Article 7 of this contract.

(3) Guarantee period: If a surety provides a guarantee, the guarantee period shall be three years from the effective date of this contract to the date three years after the expiration of the contract performance period. In case of installment debts guaranteed, the expiration date of the contract performance period shall be determined based on the expiration date of the last installment debt performance period. For guarantees provided by means other than suretyship, mortgage, and pledge, the guarantee period shall be from the effective date of this contract until all debts under this contract are repaid.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(4) The maximum amount of claims guaranteed under this contract is the principal of the claim, which is RMB____, and the corresponding interest, default interest, compound interest, liquidated damages, damages, the costs incurred by the creditor for realizing the loan claim under this contract, for keeping the guaranteed property, and for realizing the security interest (including but not limited to legal fees, arbitration fees, preservation fees, travel expenses, enforcement fees, appraisal fees, auction fees, audit fees, inquiry fees, notarization fees, service fees, announcement fees, attorney fees, etc.), all losses caused to the creditor due to the default of the credit applicant, all other payable expenses, all expenses and losses arising from the guaranteed claim, and the relevant expenses advanced on behalf of the credit applicant. If there are other agreements between the creditor and the guarantor, such agreements shall prevail.

If the total amount of all debts of the credit applicant under this contract exceeds the maximum amount of claims, the surety shall still be jointly and severally liable for the repayment of the excess amount.

(5) The guarantee under this contract is continuously valid, irrevocable, and unconditional. The guarantor shall not be relieved or exempted from the guarantee liability under the following circumstances.

a. Fraud, restructuring, suspension of business, bankruptcy, or changes or extinction of civil status of the credit applicant or other guarantors;

b. The credit applicant or other guarantors violate the contract terms, and the creditor takes default sanction measures;

c. The credit applicant and the creditor reach a restructuring, reorganization, or settlement agreement regarding the debts under this contract.

(6) If there are multiple guarantees under this contract, each guarantee shall independently bear joint and several guarantee liability for all arrears under this contract. If the credit applicant defaults, the creditor has the right to directly require each guarantor to perform the guarantee liability immediately, either individually or jointly. The creditor has the right to waive, change, or terminate the guarantee liability of a certain guarantor. All guarantors undertake that in case the creditor waives, changes, or terminates the guarantee liability of a certain guarantor, the other guarantors shall still perform the guarantee liability for all arrears under this contract as agreed in this contract.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(7) If the mortgagor is the same as the credit applicant, the creditor may apply for compulsory enforcement of the mortgagor’s property other than the mortgaged property, without the prerequisite waiver of the mortgage right or having to dispose of the mortgaged property first.

(8) For mortgage registration, pledge registration, or other guarantee registration and notarization that need to be handled in accordance with the law, the guarantor must handle them in a timely manner as required by the creditor. On the date of completion of the registration, the original certificates of real rights or use rights of the mortgaged property, the pledged property, the certificates of rights, the original certificates of real rights of other guaranteed properties, and the registration certificates shall be possessed and kept by the creditor.

(9) If there are significant changes in the guarantor or the guaranteed property that affect or may affect its guarantee ability, the creditor has the right to require the credit applicant or the guarantor to provide additional sufficient guarantee and cooperate with the relevant assessment, registration, and other procedures. If the guaranteed property is damaged, lost, or otherwise causes damage to the creditor’s claim due to the fault of the guarantor, regardless of the cause of the damage and the infringer, the guarantor shall be jointly and severally liable for the losses caused to the creditor thereby.

(10) The guarantor specifically clarifies and agrees that during the performance of the credit contract, if the creditor and the credit applicant negotiate and change the loan interest rate, term, repayment method, etc. as agreed in this contract and the loan contract under this contract within the credit line period and the maximum amount of claims guaranteed as agreed in this contract, and the change does not increase the guarantee liability of the guarantor, there is no need to obtain the written consent of the guarantor separately. The guarantee liability of the guarantor shall not be exempted, and the guarantor shall provide guarantee for all claims under this contract after the change to the principal creditor.

If the creditor and the credit applicant reach an agreement on loan extension or repayment-free renewal for any loan under the master contract within the amount and term stipulated in the master contract, the guarantor hereby expresses its recognition and consent to such loan extension or repayment-free renewal. The guarantor shall still provide guarantee for all claims under the master contract to the principal creditor. In the case of guarantee liability provided, for each extended loan, the guarantee period shall be three years from the effective date of the master contract to the date three years after the expiration of the performance period of the master contract.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(11) The guarantor confirms that regardless of the method of fund disbursement agreed upon in this contract by the credit applicant and the creditor, the amount, term, and repayment method of the credit funds, including loans, within the credit limit shall be determined by the credit applicant and the creditor. The guarantor is fully aware of this and has no objections.

(12) If the credit applicant fails to repay the arrears on time, and the creditor claims the security right as a result, leading to the guaranteed property being legally seized or attached by the people’s court, the creditor has the right to collect the natural fruits separated from the guaranteed property and the legal fruits that the guarantor can collect from the guaranteed property from the date of seizure or attachment.

(13) Without the prior written consent of the creditor, during the mortgage period, the mortgagor shall not dispose of the mortgaged property in any form, such as transfer, division, re-mortgage, or offset of debts, nor shall it set any restrictions that hinder the creditor from exercising the mortgage right. If the mortgaged property is transferred without the prior written consent of the creditor, the creditor has the right to demand early repayment of the debt or early realization of the mortgage right. Without the prior written consent of the creditor, the mortgaged property shall not be leased, or rights such as the right of habitation or easement shall not be established; otherwise, the creditor has the right to demand early repayment of the debt or early realization of the mortgage right, and has the right to require the mortgagor to assume joint and several liability for the repayment of all principal claims.

(14) Without the prior written consent of the creditor, during the pledge period, the pledger shall not dispose of the pledged property in any form, such as transfer, division, re-pledge, or offset of debts, nor shall it set any restrictions that hinder the creditor from exercising the pledge right. Otherwise, the creditor has the right to demand early repayment of the debt or early realization of the pledge right, and has the right to require the pledger to assume joint and several liability for the repayment of all principal claims.

(15) During the contract period, with the prior written consent of the creditor, the proceeds obtained by the guarantor from the transfer of the guaranteed property shall be preferentially used to repay in advance the claims guaranteed by the guarantor to the creditor.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(16) After all arrears under this contract have been repaid in full, the certificates of real rights, pledged property, property insurance policies, etc. held by the creditor shall be returned to the guarantor, and the creditor shall assist the guarantor in handling the formalities for canceling the guarantee registration. If there are two or more owners of the same guaranteed property, the creditor’s return of the certificates of real rights of the guaranteed property, pledged property, property insurance policies, etc. to one of them shall be deemed as fulfilling the obligation of return to all relevant parties.

(17) During the contract period, if the guaranteed property causes environmental pollution or other damages, the guarantor shall bear the sole liability.

(18) During the existence of the creditor’s mortgage/pledge right, if the mortgagor/pledger intends to change the current situation, use, or other agreed matters of the mortgaged/pledged property, it must obtain the prior written consent of the creditor.

Article 15 Other Provisions on Guarantee

(1) When there are both property guarantees and personal guarantees under this contract, the creditor has the right to realize the claims through the property guarantee or directly require the surety to assume the guarantee liability, without having to realize the claims through the property guarantee first. If both the credit applicant and a third party provide property guarantees, the creditor has the right to select which of the guaranteed properties to realize first in order to satisfy the claims.

(2) If the surety fails to assume the guarantee liability as agreed in this contract, the creditor has the right to deduct funds from the accounts opened by the surety at all business institutions of Shenzhen Rural Commercial Bank Co., Ltd. until all arrears under this contract are paid in full.

Article 16 Other Provisions on Mortgage Guarantee

(1) Before leasing the mortgaged property, investing the mortgaged property at a certain price, establishing the right of habitation, or establishing an easement, the mortgagor shall obtain the prior written consent of the creditor.

(2) During the mortgage period, the mortgaged property shall be kept by the mortgagor or its entrusted agent. The mortgagor or its agent shall be responsible for maintaining and protecting the mortgaged property to keep it in good condition and shall accept inspections by the creditor at any time.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 17 Other Provisions on Pledge Guarantee

(1) During the contract period, if the pledged property suffers any losses due to force majeure, the creditor shall not be liable for any compensation.

(2) If the pledged property is a right and applicable laws and regulations require the pledge to be recorded on the certificate of such right, the recording shall be completed accordingly.

(3) If the pledged property is a patent right, the pledger has the obligation to maintain the validity of the patent right, pay the annual patent fee, and handle any disputes related to the patent during the pledge period. If the patent right becomes invalid, the creditor has the right to require the credit applicant to provide a supplementary guarantee of equivalent value or recover the loan in advance.

Article 18 Realization of Security Interests

(1) Realization of Mortgage Right: If the credit applicant (debtor) fails to fully and timely perform the due debt (including the debt declared due in advance in accordance with the provisions of this contract), or the credit applicant or the guarantor defaults, the credit applicant may reach an agreement with the mortgagor to apply the proceeds from a discount, auction or sale of the mortgaged property toward repayment. If the credit applicant and the mortgagor fail to reach an agreement on the method of realizing the mortgage right, the mortgagee may request the People’s Court to auction or sell the mortgaged property.

(2) Realization of Pledge Right: If the credit applicant (debtor) fails to fully and timely perform the due debt (including the debt declared due in advance in accordance with the provisions of this contract), or the credit applicant or the guarantor defaults, the creditor may reach an agreement with the pledger to apply the proceeds from a discount the pledged property , the auction or sale of the pledged property toward repayment.

(3) The realization of other security interests shall be carried out in the manner most favorable to the creditor in accordance with the provisions of the law.

Article 19 When the mortgagor or the pledger exercises the right of recourse, they shall not harm the interests of the creditor. If the surety fully performs the guarantee liabilities and obligations agreed in this contract, the surety shall not seek recourse from or assert rights against the credit applicant, and when the surety exercises the right of recourse, it shall not harm the interests of the creditor.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 20 Insurance

(1) If required by the creditor, the guarantor shall, prior to using the credit line, purchase insurance for the guaranteed property in accordance with the types of insurance, insurance period, insured amount, and insurer qualifications required by the creditor. The original insurance policy shall be handed over to the creditor for custody.

(2) When the creditor is designated as the beneficiary of the property insurance claim for the mortgaged property, the insurance premiums shall be shared by the creditor and the guarantor in a ____ratio if either of the following conditions is met. Otherwise, the guarantor shall bear the insurance premiums.

a. The credit applicant is a small or micro enterprise.

b. The credit applicant is an individual business operator or a small-micro business owner, and the loan is used for production and operation purposes.

(3) Insurance indemnities shall be used preferentially to repay the arrears under this contract. The guarantor agrees and authorizes the creditor to receive the insurance indemnities on its behalf and prioritize the repayment of the guaranteed claims therefrom. For any shortfall, the creditor has the right to dispose of the guaranteed property in accordance with the provisions of the Civil Code of the People’s Republic of China. Any excess amount shall be returned by the creditor to the next-in-line beneficiary.

(4) The guarantor undertakes to pay the insurance premiums on time and shall not cancel the insurance during the guarantee period. If the credit applicant fails to repay the arrears during the credit period or upon the expiration of the insurance period, and the insurance coverage is interrupted or not renewed, the creditor has the right (but not the obligation) to purchase insurance on behalf of the parties. The insurance premiums that should be borne by the guarantor shall be paid by the guarantor, and the credit applicant shall be jointly and severally liable for payment. The guarantor shall be responsible for any losses caused by the interruption of the insurance.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Special Declarations and Warranties

Article 21 Special Declarations and Warranties of the Credit Applicant and the Guarantor

(1) The declarant has full civil capacity for rights and civil capacity for conduct, or such capacity does not affect the legal validity of this contract.

(2) The declarant undertakes to abide by the principle of good faith. All materials provided by the declarant to the creditor before and after the credit extension are true, accurate, complete, legal, and valid, without any major errors inconsistent with the facts or omissions of any major facts.

(3) The declarant has obtained sufficient authorization to sign this contract or has been approved by its superior department or the competent decision-making body of its own unit. This contract shall be legally and validly binding on the declarant from the date of signing.

(4) The signing of this contract is the true intention of the declarant, and there are no factors of fraud or coercion.

(5) During the validity period of this contract, if the declarant experiences or plans to implement any major events that may affect the performance of its obligations under this contract or may have an adverse impact on the declarant and its major properties, the declarant shall submit a written report to the creditor within ten days from the date of occurrence, together with relevant explanatory materials. Meanwhile, the declarant shall actively implement safeguard measures as required by the creditor to ensure the safe repayment of the arrears under this contract. Major events that may have an adverse impact include:

a. Changes or amendments to the equity structure, industrial and commercial registration, business scope, or articles of association; or implementation of property-right changes or adjustments to the business model such as contracting, leasing, restructuring, joint operation, merger (acquisition), spin-off, equity restructuring, joint-venture with foreign investors, or cooperation; and making external investments that may affect its debt-repayment ability;

b. The declarant or its key management personnel (such as legal representative, directors, financial officers, etc.) are involved in Party (government) discipline investigations, major economic disputes, litigation, arbitration, or criminal or administrative penalties, seizure, attachment, or other disputes;

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

c. Having its business license revoked, being dissolved, suspending business, ceasing operations, being declared bankrupt; or experiencing unemployment, death (including declared death), or disappearance (including declared disappearance);

d. The declarant or its controlling shareholder or actual controller suffering significant losses or damages;

e. Conducting related-party transactions that account for more than 10% of the credit applicant’s net assets. The report shall include the related-party relationships among the trading parties, the trading items and nature, the transaction amount or the corresponding proportion, and the pricing policy (including transactions with no amount or only a token amount);

f. Disputes over the ownership of the guaranteed property, other major properties, and settlement accounts, or such properties and accounts being subject to preservation measures;

g. Other major events that may affect its debt-repayment or guarantee ability, or situations that endanger the security of the creditor’s claims.

(6) The signing of this contract by the declarant or the performance of its obligations under this contract does not violate any other contracts it has entered into, nor does it conflict with any other contracts in terms of legal and commercial interests.

(7) If the business under this credit line is a fixed-asset loan, the loan project and its borrowing matters comply with the requirements of laws and regulations.

(8) The purpose of the credit is genuine and complies with the provisions of laws, regulations, and national policies. The credit applicant shall not change the loan purpose without permission or divert the loan for other uses. The credit funds shall not flow into the stock market or the real estate market, nor shall they be used for securities or equity investments. They shall not be used in fields and for purposes prohibited by the state.

(9) The declarant shall strictly abide by all national laws and regulations in its production, operation, and daily activities, and handle annual inspection and review formalities on time.

(10) The declarant shall not waive any matured or unmatured claims, nor shall it dispose of its existing major properties and claims in a gratuitous or other inappropriate manner.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(11) The guarantor has legal, complete, and undisputed ownership or right of disposal over the guaranteed property, and the guaranteed property has not been used to provide guarantee for any third party prior to this contract. The guarantor has also not entered into any mortgage contracts, pledge contracts, or other contracts with guarantee functions with any third party.

(12) If the declarant provides mortgage guarantee, it undertakes that the purchase price of the mortgaged property has been fully paid or that no purchase-money mortgage right has been established over the property, ensuring that no rights exist on the mortgaged property that would take priority over the mortgagee’s right of priority repayment.

(13) Without the prior written consent of the creditor, the declarant shall not transfer any rights and obligations under this contract.

(14) During the credit period, the declarant shall cooperate with the creditor in loan payment management and related inspections.

(15) During the credit period, the declarant shall unconditionally accept the creditor’s post-loan inspections of the declarant or the guaranteed property and provide all necessary materials as required by the creditor, including but not limited to financial statements, bank account settlement statements, and tax payment vouchers.

(16) The declarant shall strictly abide by laws and regulations related to environmental and social risk management and conduct production, operation, and management activities in accordance with the requirements of laws and regulations. The declarant guarantees that all its behaviors and performances related to environmental and social risks are legal and compliant. There are no major litigation cases involving environmental and social risks, and the financing project (if any) has no actual and potential factors that may lead to environmental and social risks. Or it has taken reasonable and prudent measures to address the above-mentioned actual and potential factors in accordance with the requirements of laws and regulations to effectively prevent environmental and social risks.

(17) If the business under this credit line is a working capital loan, the credit applicant undertakes that the creditor has the right to recover the loan in advance based on the credit applicant’s fund-collection situation.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Rights and Obligations Clauses

Article 22 Rights of the Credit Applicant

(1) The right to request the creditor to provide loans or other credit facilities under the credit line in accordance with the conditions agreed in this contract;

(2) The right to use the loans or other credit facilities under the credit line as agreed in this contract;

(3) The right to request the creditor to keep confidential the production, operation, property, account, and other information provided by the credit applicant, except as otherwise provided by laws, regulations, or this contract.

Article 23 Obligations of the Credit Applicant

(1) To repay the arrears in full and on time as agreed in this contract and the “Loan Receipt”. If the repayment date is “T” day, the credit applicant shall deposit sufficient funds to cover the arrears (calculated up to “T” day) into the account specified in the contract before the end of the counter business on “T-1” day. Meanwhile, the credit applicant agrees and authorizes the creditor to directly deduct the arrears from this account. If the funds in this account are insufficient to cover the arrears, the creditor has the right to deduct the arrears from any other accounts opened by the credit applicant at all business institutions of Shenzhen Rural Commercial Bank Co., Ltd., and has the right to control the funds in the relevant accounts, with the control amount limited to the total amount of the arrears. If the deducted amount is in a different currency from that of this contract, the amount to be deducted shall be calculated based on the applicable exchange rate of the corresponding currency announced by the creditor on the date of deduction;

(2) To provide the document materials required by the creditor, as well as information on all bank accounts opened, account numbers, and deposit and loan balances. Ensure that the loan-disbursement and repayment accounts are in normal status (including not being seized or frozen) and cooperate with the creditor’s investigations, reviews, and inspections. If the credit applicant is involved in major environmental and social risks, it shall submit environmental, social, and governance risk reports on time as required by the creditor and accept the creditor’s on-site inspections and supervision;

(3) Use the credit line for the purposes specified in the contract.

(4) Accept the lender’s inspections and supervision of the use of its credit line and relevant production, operation, and financial activities, and provide post-loan management materials in a timely manner as required by the lender, including but not limited to loan fund usage records, transaction contracts, financial statements, etc.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(5) Before the credit applicant undertakes the following actions, it shall notify the lender in writing and obtain the lender’s consent:

a. Apply for credit or loans from financial institutions other than the lender.

b. Provide any form of guarantee for a third party.

c. The actions listed in Article 21(5)(a) of this contract.

(6) If the business under this credit line is a working capital loan, the credit applicant shall promptly provide the lender with information on the fund inflows and outflows of the dedicated fund-recovery account.

Article 24 The lender shall have the following rights:

(1) When the materials provided by the credit applicant do not meet the lender’s requirements or the credit project lags behind the progress of credit fund usage, the lender has the right to reject the credit applicant’s application for using the credit line and payment entrustment;

(2) The lender has the right to require the credit applicant to repay the outstanding debts on time and has the right to determine the order of deductions for various outstanding debts;

(3) The lender has the right to require and supervise the credit applicant to use the credit line as agreed in this contract or each specific contract;

(4) The lender has the right to conduct post-loan inspections on the credit applicant, guarantors, and guaranteed properties, and has the right to require the credit applicant and guarantors to eliminate any matters that have an adverse impact on the performance of the obligations under this contract;

(5) The lender may, based on the fund-recovery situation of the credit applicant, recover the loans and other credits in advance;

(6) If the credit applicant and guarantors fail to fulfill the agreements and obligations of this contract, the lender has the right to take the default penalty measures stipulated in this contract;

(7) Before the lender’s claim matures, if the credit applicant’s claim or its accessory rights related to the claim are in a situation where the limitation period of action is about to expire or the bankruptcy claim has not been declared in a timely manner, which affects the realization of the lender’s claim, the lender may subrogate and request the counterparty of the credit applicant to perform towards the lender, declare to the bankruptcy administrator, or take other necessary actions;

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(8) The lender has the right to review based on the creditworthiness, repayment ability, property capacity, value of collateral, guarantee capacity of the guarantor, etc. of the credit applicant, and independently decide whether to approve the credit application of the credit applicant and determine the credit line of the credit applicant. The final credit line and credit period obtained by the credit applicant depend on the review results of the lender. After the credit line is determined, the lender will reevaluate the creditworthiness, repayment ability, property capacity, value of collateral, guarantee capacity of the guarantor, relevant risk factors, etc. of the credit applicant, and has the right to adjust the credit line and credit period of the credit applicant (including but not limited to lowering, raising, suspending, or terminating);

(9) If the business under this credit line is a fixed-asset loan, the lender has the right to monitor the relevant accounts;

(10) If the business under this credit line is a working capital loan, the lender has the right to manage the dedicated fund-recovery account. If the business under this credit line is a fixed-asset loan, the lender has the right to conduct dynamic monitoring of the project revenue account. When abnormal fund flows occur in the account, the lender has the right to promptly find out the reasons and take corresponding measures.

Article 25 The lender shall assume the following obligations:

(1) Provide credit to the credit applicant within the credit line as agreed in this contract, each specific contract, and the promissory note.

(2) Keep confidential the assets, production, operation, financial situation, etc. of the credit applicant and the guarantor, except as required for relevant business use by the lender and as otherwise provided by laws and regulations.

Article 26 The guarantor shall have the following rights:

(1) Inquire with the lender about the outstanding debt situation under this contract and the repayment situation of the credit applicant.

(2) Have the right to require the lender to keep confidential the production, operation, property, account, etc. information provided by the guarantor, except as provided by laws and regulations and as otherwise agreed in this contract.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Default Clauses

Article 27 If the credit applicant or the guarantor fails to perform any agreement of this contract, or any of the “Special Declarations and Guarantees” made by them is false, incorrect, or not fulfilled, it shall be deemed a default, and they shall bear corresponding liability for breach of contract in accordance with the law.

Article 28 Without the prior written consent of the lender, the credit applicant and the guarantor shall not terminate this contract for any reason, including but not limited to the default of any party to the contract.

Article 29 In case of the following situations, the lender has the right to require the credit applicant to make rectifications, lower the loan risk classification, suspend or terminate this contract, declare all issued loans due in advance, stop issuing unissued loans, and, depending on the circumstances, pursue corresponding legal responsibilities in accordance with the law. The credit applicant shall immediately repay the issued loans, other credits, and other outstanding debts as required by the lender, and the guarantor shall immediately perform its guarantee liability as required by the lender:

(1) The creditworthiness of the credit applicant deteriorates or its credit record worsens;

(2) The credit applicant or the guarantor fails to fulfill the agreements of the special clauses stipulated in Article 6 of this contract;

(3) The credit applicant reloans the credit funds or purchases other financial products for arbitrage;

(4) The credit applicant unilaterally changes the loan purpose or misappropriates the loan for other uses, and the credit funds flow into the stock market, real estate market, and are used for securities, equity investment, realestate speculation, registered capital verification, margin trading, and other industries prohibited or restricted by the state or for illegal and irregular purposes. If the business under this credit line is a working capital loan, the funds are used for shareholder dividends of the credit applicant, as well as investments in financial assets, fixed assets, equity, etc., or for fields and purposes prohibited from production and operation by the state;

(5) The credit applicant fails to abide by the promised matters stipulated in this contract;

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(6) The credit applicant exceeds the constraints of the agreed financial indicators;

(7) The credit applicant fails to effectively fulfill the commitments related to environmental and social risk management in Article 21(16) and Article 23(2) of this contract, or is punished by government departments, complained about by the public, questioned by the media, etc. due to environmental and social risk issues, and fails to mitigate or eliminate the above-mentioned improper behaviors within the time limit specified by the lender;

(8) For whatever reason, this contract becomes legally invalid or some of its clauses become invalid;

(9) Changes in applicable laws and regulations result in the credit-granting behavior under this contract not conforming to the provisions of new laws and regulations;

(10) Changes in national laws and regulations or local government policies (including the financial management policies of regulatory authorities such as the People’s Bank of China and the National Financial Regulatory Administration) lead to changes in the lender’s credit- granting policies or this contract violating relevant policy regulations;

(11) If the business under this credit line is a working capital loan and the credit applicant experiences a major cross-default event. A major cross-default event includes, but is not limited to, the following situations;

a. The credit applicant defaults on other loan contracts with the lender or any other third-party with an amount exceeding (including) the amount of this credit;

b. The credit applicant defaults on other loan contracts with the lender or any third-party, and the lender deems it may endanger the security of the creditor’s rights under this contract.

Article 30 During the payment process of personal loans, if the creditworthiness of the credit applicant deteriorates, the use of loan funds becomes abnormal, or the applicant circumvents entrusted payment by breaking up the loan amount into smaller amounts in violation of the contract, the lender shall negotiate with the credit applicant to supplement the loan disbursement and payment conditions, or change the loan payment method, stop or suspend the disbursement and payment of loan funds in accordance with the contract.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 31 During the disbursement or payment process of working capital loans, if the credit applicant exhibits any of the following circumstances, the lender has the right to change the loan payment method, stop or suspend the disbursement and payment of loan funds:

(1) The creditworthiness deteriorates;

(2) A significant deterioration in the operating and financial;

(3) The use of loan funds becomes abnormal or the applicant circumvents entrusted payment;

(4) Other major violations of the contract.

Article 32 During the disbursement and payment process of fixed-asset loans, if the credit applicant shows any of the following situations, the lender has the right to change the loan payment method, stop or suspend the disbursement and payment of loan funds:

(1) The creditworthiness deteriorates;

(2) A significant deterioration in the operating and financial condition;

(3) The project progress falls behind the fund distribution schedule;

(4) The abnormal use of loan funds or circumvention of entrusted payment;

(5) Other major violations of the contract.

Article 33 If the credit applicant and the guarantor default, the lender has the right to take the following default penalty measures separately or simultaneously, and the credit applicant and the guarantor have no objections:

(1) Require the credit applicant and the guarantor to cure the default or provide safeguard measures for the repayment of the debts under this contract;

(2) Adjust the loan payment method;

(3) Adjust the loan interest rate;

(4) Charge penalty interest;

(5) Reduce the credit line;

(6) Reject any application from the credit applicant for using the credit line;

(7) Require the credit applicant to repay or prepay the issued loans, debts and other credits;

(8) Directly deduct the deposits in any accounts opened by the credit applicant or the guarantor in all business institutions of Shenzhen Rural Commercial Bank Co., Ltd. to settle the debts of the credit applicant. Such deduction does not constitute an obligation;

(9) Have the right to require the guarantor to perform the guarantee liability and repay or prepay all the debts under this contract on behalf of the credit applicant;

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(10) Have the right to charge a penalty of no more than 10% of the amount of the loan that the credit applicant fails to pay and use as agreed;

(11) Suspend/terminate the execution of the contract or unilaterally terminate this contract;

(12) Have the right to impose credit sanctions in accordance with the relevant regulations of the People’s Bank of China;

(13) Recover the debts through legal procedures.

Article 34 In case of any of the following situations, the lender has the right to immediately file a lawsuit or arbitration to recover the loans and other debts:

(1) The credit applicant fails to repay the loan principal and interest in full and on time as agreed in this contract;

(2) If the business under this credit line is a personal loan, the credit applicant fails to provide true and complete information as promised in the contract. If the business under this credit line is a fixed-asset loan, the information in the loan application documents of the credit applicant is distorted;

(3) The credit applicant or the guarantor provides false loan application materials or post-loan inspection materials to the lender;

(4) The credit applicant fails to use the loan for the purpose agreed in this contract or fails to make payments in the agreed payment method;

(5) The credit applicant or the guarantor defaults and fails to cure the default, repay the debts or assume the guarantee liability as required by the lender;

(6) The credit applicant or the guarantor defaults, and the lender believes that its legitimate rights and interests are damaged.

Article 35 During the performance of this contract, any tolerance, grace period or consent to delay the performance given by the lender to the default behavior of the credit applicant or the guarantor, or the delay in exercising the rights and interests that the lender is entitled to under this contract, shall not affect, damage or limit the rights and interests that the lender is entitled to by law or under this contract. It shall not be regarded as the lender’s permission or approval of any default behavior, nor shall it be deemed that the lender waives the right to take actions against existing or future default behaviors.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 36 If there are two or more (including two) credit applicants under this contract, each credit applicant shall be jointly liable for all the contractual obligations under this contract. That is, the lender may exercise its right against any one of the credit applicants to fulfill all the contractual obligations.

Article 37 Debt Collection

(1) If the credit applicant defaults on loan principal and interest, commits other default behaviors, or there are circumstances that may endanger the lender’s creditor’s rights, or the credit applicant engages in illegal or irregular activities, the lender has the right to collect debts from the credit applicant through means such as text messages, phone calls, instant messaging tools, emails, letters, on-site visits, legally entrusting third parties, and judicial channels.

(2) If the guarantor refuses to assume the guarantee liability, commits other default behaviors, or there are circumstances that may endanger the lender’s creditor’s rights, or the guarantor engages in illegal or irregular activities, the lender has the right to collect debts from the guarantor through means such as text messages, phone calls, instant messaging tools, emails, letters, on-site visits, legally entrusting third parties, and judicial channels.

Article 38 Personal Information Authorization

The credit applicant and the guarantor agree and authorize the creditor, “based on the need to provide credit services to the credit applicant”, to use the collected personal information for purposes related to “credit services”, such as eligibility review, pre - loan investigation, review and approval (including pre-loan, in-loan, and post-loan), contract signing, guarantee handling, loan disbursement, post-loan management (such as early warning, collection, litigation/arbitration), post-loan services, post-loan changes, personalized credit recommendations, transaction products and services, credit business and activity notifications, and credit plan recommendations. The credit applicant and the guarantor agree and authorize the creditor to provide the personal information of the credit applicant and the guarantor obtained by the creditor to necessary service institutions and business cooperation institutions. The scope of the above-mentioned information includes the personal basic information, personal identity information, personal education and work information, personal property information, and necessary family status information of the credit applicant and the guarantor.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Regarding the personal information that the credit applicant and the guarantor agree to be processed by the creditor, the creditor will handle the information in accordance with laws, regulations, regulatory requirements, and agreements with the credit applicant and the guarantor, and take corresponding security measures to protect the personal information of the credit applicant and the guarantor. The abovementioned third parties receiving the information will access and use the personal information of the credit applicant and the guarantor according to the business needs of the creditor for the purpose of handling the matters under this contract. The creditor undertakes to clarify to the relevant third parties their responsibilities for protecting the personal information of the credit applicant and the guarantor and requires the third parties to assume confidentiality obligations.

Article 39 Service Agreement

The lender can send notifications or make requests to the credit applicant and each guarantor in any form, such as personal delivery, letters, announcements in the media (including the lender’s website, the same below), emails, text messages, phone calls, instant messaging tools, faxes, etc.

(1) The credit applicant and the guarantor confirm the following addresses and contact information as the valid service addresses for various commercial documents and legal instruments under this contract:

a. Credit applicant information:

Name of the credit applicant:

Detailed communication address: Contact number: Postcode: /

Fax number: /

WeChat ID: /

Email: /

b. Guarantor information:

Name of the guarantor: Detailed communication address: Contact number: Postcode: /

Fax number: /

WeChat ID: /

Email: /

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

The commercial documents referred to in this article include, but are not limited to, contract performance notices, business operation notices, etc.; legal instruments include, but are not limited to, default notices, early maturity notices, overdue collection letters, pre- litigation/litigation preservation documents, statements of claim (or arbitration applications) and evidence, summons, notice of response to action, notice of evidence production, notice of court session, judgments (awards), rulings, mediation agreements, notice of performance within a time limit, notice of appraisal price notification, auction rulings, etc.

(2) Scope of Application of Service Addresses and Contact Information

The abovementioned service addresses and contact information shall be applicable to the service of all commercial documents and legal instruments related to this contract, including but not limited to the service of various commercial documents, agreements, and other documents during the performance of the contract, as well as the service of relevant documents and legal instruments in case of disputes arising from the contract. It also includes the service of relevant documents in the first-instance, second-instance, retrial, enforcement, and other procedures after the dispute enters the arbitration or civil litigation process.

(3) Circumstances Deemed as Service

The credit applicant and the guarantor agree that:

a. For on-site service, the date of receipt by the recipient shall be deemed as the date of service (if the recipient refuses to accept, the address is invalid, or the service cannot be completed, the date when the server records the situation on the service return receipt on the spot shall be deemed as the date of service);

b. For service by postal letter or express delivery, five days after posting shall be deemed as the date of service (if the recipient refuses to accept, the address is invalid, or the service cannot be completed, the date of return of the document shall be deemed as the date of service);

c. For service by SMS/WeChat, the date when the sender’s electronic device shows that the SMS/WeChat has been successfully sent shall be deemed as the date of service;

d. For service by email, the date when the sender’s electronic device shows that the email has been successfully sent shall be deemed as the date of service.

The successful service by any of the abovementioned service methods shall be deemed as effective service.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

(4) Agreement on Electronic Service

The credit applicant and the guarantor agree that the court may serve legal instruments on the credit applicant and the guarantor through electronic means such as the China Trial Process Information Disclosure Network and the National Unified Service Platform. When the court serves legal instruments electronically in accordance with the abovementioned agreement, the date shown as successful sending on the China Trial Process Information Disclosure Network, the National Unified Service Platform, etc. shall be deemed as the date of service. After the court completes the service of legal instruments through electronic service, there is no need to serve the paper legal instruments on the credit applicant and the guarantor again.

(5) Notices or Demands from the Credit Applicant and Guarantors to the Creditor

Notices or demands from the credit applicant and each guarantor to the creditor shall be made in writing and shall be deemed served only after the creditor actually signs for receipt.

(6) Change of Service Address

a. If the credit applicant or the guarantor needs to change the service address, it shall notify the creditor in writing within five working days after the change. The written notice shall be served on the creditor’s service address.

b. If the creditor needs to change the service address, it shall make an announcement in the media.

c. If a party changes its address during arbitration or civil litigation, it shall also fulfill the obligation of written notification to the arbitration institution and the court.

d. After a party fulfills the obligation of change notification as agreed above, its changed service address shall be the valid service address. Otherwise, the service made in accordance with the service address stated in this contract shall still be valid, and the party shall bear the legal consequences arising therefrom on its own.

Article 40 The following documents or attachments (if any) shall be an integral part of this contract and have the same legal effect.

(1) Specific business contracts, loan receipts, lists of guaranteed properties, statements, undertakings, confirmations, etc. under this contract;

(2) Written supplementary contracts/agreements reached by all parties to the contract regarding unsettled matters and change matters of this contract;

(3) Various applications and powers of attorney submitted by the credit applicant and the guarantor to the creditor and confirmed and approved by the creditor.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Article 41 The formation, effectiveness, performance, interpretation, and dispute resolution of this contract shall be governed by the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao, and Taiwan regions). In case of disputes during the performance of the contract, the parties shall negotiate. If the parties fail to reach an agreement through negotiation, the disputes shall be resolved in the manner agreed in Article 5 of this contract. During the period when the disputes remain unresolved, except for the disputed matters, all parties shall continue to perform the other provisions of this contract.

Article 42 Supplementary Provisions

(1) Effectiveness and Expiration of the Contract

This contract shall come into force after being signed by the authorized persons of all parties (if the party is a legal person or unincorporated organization, its official seal or special contract seal shall be affixed) and shall automatically expire upon full settlement of the arrears under this contract.

(2) Contract Amendments

a. If either the creditor or the credit applicant needs to amend the contract terms, except as otherwise provided in this contract, it shall obtain the prior written consent of the other party.

b. The creditor may transfer its rights under this contract to other parties without the consent of the credit applicant or each guarantor. When the creditor transfers its rights, it shall notify the credit applicant and each guarantor. The notice may be given in writing or by making an announcement in the media. If the transfer of rights by the creditor requires a change in the guarantee registration, the guarantor shall cooperate.

c. If the credit applicant intends to transfer the debts under this contract to a third party, it shall obtain the prior written consent of the creditor and each guarantor. Before the transferee enters into a new contract with the creditor, this contract shall remain in force.

d. The creditor and the surety unanimously agree that if the creditor allows the credit applicant to transfer all or part of the debts, even without the prior written consent of the surety, the surety shall still be liable for guaranteeing all the debts, and the surety’s guarantee liability shall not be exempted.

(3) The credit applicant and the guarantor agree and authorize the creditor to provide their identity information, loan information, and other credit information to the People’s Bank of China and other government-approved credit reporting and rating agencies.

(4) In the absence of conclusive evidence to the contrary, both the credit applicant and the guarantor shall recognize the arrears and repayment records or vouchers provided by the creditor and shall not raise objections on the grounds that such records and vouchers are unilaterally prepared by the creditor.

(5) Regardless of the reason why this contract becomes legally invalid or partially invalid, as long as the creditor has extended a loan to the credit applicant and the credit applicant has not fully settled the loan, the creditor shall have the creditor’s rights and guarantee rights related to this loan against the credit applicant and the guarantor, and may immediately demand repayment from the credit applicant and the guarantor for all principal, interest, and all other related expenses under this contract.

SRCB (Shenzhen Rural Commercial Bank)	Innovative Financial Services Community

Important Notice

All terms of this contract have been fully negotiated by all parties. The creditor (hereinafter referred to as the “Bank”) has reminded other parties to read all terms and pay special attention to the terms that exempt or limit the Bank’s liability, grant certain rights solely to the Bank, increase the liability of other parties, or limit the rights of other parties, and to understand them comprehensively and accurately. The Bank has provided corresponding explanations of the contract terms at the request of other parties, and all signatory parties have a complete consensus on the understanding of the contract terms.

Signatures and Seals of the Parties

Creditor (Lender):

Legal Representative/Principal:

Credit Applicant (Borrower):

Legal Representative/Principal:

Guarantor (Surety):

Legal Representative/Principal:

Guarantor (Mortgagor):

Legal Representative/Principal: